Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-1 and the related Prospectus of Vision Marine Technologies Inc. (the “Company”) for the registration of up to 1,883,239 of its common shares and to the incorporation by reference therein of our report dated November 27, 2023, except for the effects of the reverse stock splits described in Note 2, as to which the date is December 2, 2024, with respect to the consolidated financial statements of the Company as of August 31, 2023 and for the two years in the period ended August 31, 2023, included in its Annual Report on Form 20-F filed with the Securities and Exchange Commission on December 20, 2024, as amended on April 15, 2025.

/s/ Ernst & Young LLP

Montreal, Canada

August 12, 2025